Exhibit 10.10

MEMBER CONTROL AGREEMENT

of

NORTH METRO HARNESS INITIATIVE, LLC

a Minnesota Limited Liability Company

June 8, 2004

MEMBER CONTROL AGREEMENT

OF

NORTH METRO HARNESS INITIATIVE, LLC

This Member Control Agreement of NORTH METRO HARNESS INITIATIVE, LLC, a Minnesota limited liability company (the “Company”) is entered into and shall be effective as of June 8, 2004 (the “Effective Date”), by and between Southwest Casino and Hotel Corp., a Minnesota corporation (“Southwest”), MTR-Harness, Inc., a Minnesota corporation (“MTR-Harness”) and MTR Gaming Group, Inc., a Delaware corporation (“MTR”), the parent of MTR-Harness.

RECITALS

A.            Southwest caused the Company to be formed in Minnesota as a single-member limited liability company on June 16, 2003 (the “Formation Date”) and, since the Formation Date, has operated the Company as an entity that is disregarded as a separate entity from its owner for federal and state income tax purposes.

B.            Since the Formation Date, Southwest has contributed funds to the Company, expended funds on behalf of the formation and establishment of the Business (defined below) of the Company and acquired certain assets, including the Real Estate Options (defined below).

C.            Upon the admission of MTR-Harness as a Member (defined below) of the Company in exchange for its Initial Capital Contribution (defined below), the Company will be converted from a disregarded entity into a “partnership” for federal income tax purposes, as described in Situation 2 of IRS Revenue Ruling 99-5, 1999-1 C.B. 434, whereby (i) Southwest will be treated as making its Capital Contribution in cash, a cash commitment, and by contributing all of the assets and liabilities of the Business as such assets and liabilities exist on the Effective Date, and (ii) MTR-Harness will be considered to contribute its Capital Contribution in cash and a cash commitment, with each such Capital Contribution made in exchange for the Membership Interests described in this Agreement.

D.            Southwest and MTR-Harness each have a fifty percent (50%) Percentage Interest (as defined below) in the Company.

E.             Southwest and MTR-Harness, as all of the Members of the Company desire to enter into this Member Control Agreement (within the meaning of Minn. Stat. § 322B.37) to govern the business and affairs of the Company to the fullest extent permitted by law.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For the purposes of this Agreement (as defined below) the following terms shall have the following meanings:

1.             Act – The Minnesota Limited Liability Company Act, Minn. Stat. § 322B.01 et seq., as amended from time to time.

2.             Additional Member - A Member other than Southwest, MTR-Harness or a Substitute Member who has acquired a Membership Interest from the Company.

3.             Affiliate – As applied to any specified Person or Organization means any other Person or Organization (and all natural Persons related by blood, adoption or marriage to such other Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person.  The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of 20% or more of the voting power (or in the case of a Person which is not a corporation, 20% or more of the ownership interests, beneficial or otherwise) of such Person or Organization or the power otherwise to direct or cause the direction of the management and policies of that Person or Organization, whether through voting, by contract or otherwise.  For purposes of this paragraph, “voting power” of any Person or Organization means the total number of votes which may be cast by the holders of the total number of outstanding equity interests of any class or classes of such Person or Organization in any election of directors of such Person or Organization or individuals serving on a committee or board serving a function comparable to that served by a board of directors of a corporation.  All directors and executive officers of a corporation and all directors and members of a board or Board of Directors or similar committee of a Person or Organization organized as a limited liability company shall be deemed to be Affiliates of such Person.

4.             Agreement - This Member Control Agreement established pursuant to Minn. Stat. § 322B.37.

5.             Articles - The Amended and Restated Articles of Organization of the Company filed with the Minnesota Secretary of State on or before the Effective Date, as properly adopted and subsequently amended from time to time by the Members and filed with the Minnesota Secretary of State.

6.             Assignee - A transferee of a Membership Interest who has not been admitted as a Substitute Member.

7.             Bankrupt Member - The terms “Bankruptcy” and “Bankrupt,” and variations thereof, shall mean any of the following: (i) the initiation by a Member of a proceeding, or initiation of any proceeding against a Member which has not been vacated, discharged or bonded off within sixty (60) days of initiation, under any federal, state or local bankruptcy or insolvency law, (ii) an assignment by a Member for the benefit of creditors, (iii) the admission by a Member in writing of his inability to pay his debts as they become due, or (iv) the consent of a Member to the appointment of a receiver or trustee for all or a substantial part of his property, or court appointment of such receiver or trustee which is not suspended or terminated within sixty (60) days after appointment.

8.             Board of Directors (“Board”) – Has the meaning assigned in Article VII, Section 4.

9.             Budgets – Has the meaning assigned in Article VII, Section 8.

10.           Business – Has the meaning assigned in Article III, Section 2.

11.           Business Day - Any day other than Saturday, Sunday, or any legal holiday observed in the State of Minnesota.

12.           Capital Account - The account maintained for a Member or Assignee determined in accordance with Article VIII, Section 4.

13.           Capital Contribution – Any actual contribution of cash or Property made by or on behalf of a Member, but exclusive of any obligation to contribute cash or Property to the Company has not been funded.

14.           Capital Contribution Commitment – The commitment by MTR-Harness to contribute up to an additional Seven Million Four Hundred Ninety Thousand Dollars ($7,490,000.00) to the Company subsequent to the occurrence of a Licensing Event and the commitment by Southwest to contribute fund all costs (other than $10,000 contributed by MTR-Harness) prior to the Licensing Event and to contribute up to an additional One Million Five Hundred Thousand Dollars ($1,500,000.00) to the Company subsequent to the occurrence of a Licensing Event, as referenced in Article VIII, Section 1.

15.           Catch-Up Contribution – Means a Capital Contribution in the amount of Two Million Nine Hundred Ninety Thousand Dollars ($2,990,000.00) to be made in cash by MTR-Harness upon the occurrence of a Licensing Event without any further approval or action by the Board or Members.  The Catch-Up Contribution is intended to be in such amount that MTR-Harness’s cumulative Capital Contributions to the Company (including its Initial Capital Contribution) immediately after such Catch-Up Contribution will be an amount equal to three (3) times Southwest’s Matched Pre-Licensing Costs.

16.           Closing Date – The date, which is expected to be the same date as the Effective Date, on which MTR-Harness acquired a fifty percent (50%) Percentage Interest in the Company pursuant to the terms and conditions of this Agreement and a Purchase Agreement, dated the Closing Date between the Company, Southwest and MTR Gaming Group, Inc., with such admission of MTR-Harness as a

Member causing the Company to convert from a disregarded entity to a partnership for federal income tax purposes.

17.           Code - The Internal Revenue Code of 1986, as amended from time to time.

18.           Company – NORTH METRO HARNESS INITIATIVE, LLC, a limited liability company formed under the laws of the State of Minnesota.

19.           Company Liability - Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

20.           Company Property - Any Property owned by the Company.

21.           Director – Has the meaning assigned in Article VII, Section 4.

22.           Disposition (Dispose) – With respect to any Membership Interest, means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including disposition by operation of law).

23.           Dissociation (Dissociated) - Any action which causes a Person to cease to be a Member as described in Article XI hereof.

24.           Dissolution Event - An event, the occurrence of which will result in the dissolution of the Company under Article XV, unless the Members elect to avoid dissolution where the Members have the power to so elect.

25.           Distribution - A transfer of cash or other Property to a Member on account of a Membership Interest as described in Article IX and Article XV.

26.           Effective Date – Has the meaning assigned in the preamble hereto.

27.           Formation Date – Has the meaning assigned in the preamble hereto.

28.           Gaming Authority – Any governmental gaming authority having jurisdiction over MTR or its subsidiaries, Southwest or the Company including, but not limited to the Minnesota Racing Commission, Minnesota Gaming Control Board, South Dakota Division of Gaming, Colorado Division of Gaming, National Indian Gaming Commission, Cheyenne and Arapaho Tribes Gaming Commission, the Pennsylvania Horse Racing Commission, the West Virginia Lottery Commission, the West Virginia Racing Commission, the Ohio Racing Commission, and the Nevada Gaming Control Board.

29.           Initial Capital Contributions – The Capital Contributions made by the Managing Members in cash or Property on the Effective Date, as described in Article VIII, Section 1.

30.           Licensing Event – The date on which a license is issued and received by the Company from the Minnesota Racing Commission allowing the Company to construct and operate a harness racing track and card room in Columbus Township, Anoka County, Minnesota (the “License”).

31.           Managing Members – Southwest and MTR-Harness (each a Managing Member and collectively the Managing Members and sometimes referred to as the Co-Managing Members).

32.           Matched Pre-Licensing Costs – Shall mean One Million Dollars ($1,000,000.00) of Southwest’s Pre-Licensing Costs.

33.           Member – Southwest, MTR-Harness, any Substituted Member or any Additional Member, and, unless the context expressly indicates to the contrary, includes Managing Members and Assignees.

34.           Membership Interest – The individual equity interest of the respective Members in and to the Company, which interest is to be maintained as a single interest and which is not to be divided into any subinterest, such as an interest in separate financial or management rights or otherwise.

35.           Monthly Installment – Shall mean the return to Southwest of the Unmatched Pre-Licensing Costs to be paid, subject to the availability of sufficient distributable cash, in the form of twenty-four (24) equal monthly installments over a twenty-four (24) month period.

36.           MTR – MTR Gaming Group, Inc., a Delaware corporation.

37.           MTR-Harness – MTR-Harness, Inc., a Minnesota corporation wholly owned by MTR.

38.           MTR-Harness Maximum Capital Contribution – The Seven Million Five Hundred Thousand Dollar ($7,500,000.00) Capital Contribution made, or to be made, by MTR-Harness, comprised of MTR-Harness’ Initial Capital Contribution and Capital Contribution Commitment, which amount may only be increased with the consent of MTR-Harness.

39.           Net Losses - The losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

40.           Net Profits - The income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

41.           Notice – Any notice made pursuant to this Agreement shall be in writing.  Notice to the Company shall be considered given when mailed by certified mail, postage prepaid, return receipt requested, addressed to both Managing Members in care of the Company at the address of the principal office identified in Article II, Section 6.  Notice to a Member shall be considered given when mailed by certified mail, postage prepaid, return receipt requested, addressed to such Member at the address reflected in the Agreement unless the Member has given the Company a Notice of a different address.  Notice to any Director shall be as provided in Article VII, Section 4.3.  Any notice hereunder shall be considered given three (3) days after being mailed by certified mail, postage prepaid, return receipt requested.

42.           Officers – Shall mean the General Manager appointed by the Co-Managing Members and such other individuals as may be appointed by the Board of Directors, as more fully described in Article VII, Section 5.

43.           Organization - A Person other than a natural person.  An Organization includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, and unincorporated associations, but the term does not include joint tenancies and tenancies by the entirety.

44.           Pre-Licensing Costs – Documented out-of-pocket costs incurred prior to the occurrence of a Licensing Event in connection with the preparation of the license application and pursuit of the license approval, the real property options, engineering and design work, environmental assessments and other costs related to the Business on or before the occurrence of the Licensing Event, provided that such costs shall exclude corporate overheard and provided further that Southwest or the Company shall have capitalized (rather than deducted) such costs on its tax returns for the periods prior to or including the occurrence of the Licensing Event.  The purpose of the above-mentioned requirement that Southwest or the Company shall have capitalized such costs on its tax return is to avoid a variation between the basis of the property to the Company and its fair market value at the time of contribution and, accordingly, to avoid a special allocation of income, gain, loss and deduction pursuant to Section 704(c) of the Code.  Except for the exclusion of corporate overhead, there is no prohibition on such costs being reflected as intangible assets on the Company’s financial statements.  Pre-Licensing Costs are divided into two categories:  Match Pre-Licensing Costs and Unmatched Pre-Licensing Costs.

45.           Percentage Interest - A Member’s share of the Net Profits and Net Losses of the Company (except as otherwise provided in Article IX) and, subject to the payment of disproportionate Distributions to MTR-Harness until MTR-Harness and Southwest have each received a return of their Capital Contributions as provided in Article IX, a Member’s right to receive Distributions of the Company’s assets.

46.           Person - An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Minnesota.

47.           Preferred Return – means the amount accrued for each taxable year (or portion thereof) of the Company commencing on the Effective Date by applying the Prime Rate, as in effect from time to time, to the sum of (i) the Unrecovered Unmatched Pre-Licensing Costs and (ii) the Unrecovered Preferred Return.

48.           Prime Rate - Prime Rate shall mean the “prime rate” as published in the “Money Rates” Section of The Wall Street Journal; however, if such rate is, at any time during the term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a prime, base or reference rate, in any case not to exceed the maximum rate permitted by law.

49.           Proceeding - Any judicial or administrative trial, hearing or other activity, civil criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other person subject to the jurisdiction of such court, arbitrator, or governmental agency, including an appeal or review of same.

50.           Property - Any property real or personal, tangible or intangible, including money and any legal or equitable interest in such property, excluding services and promises to perform services in the future.

51.           Real Estate Options – The options to acquire the Real Property which was contributed to the Company by Southwest as part of Southwest’s Initial Capital Contribution.

52.           Real Property – The real property which is referred to in Article III and which is more fully described in Exhibit B attached hereto and made a part hereof.

53.           Regulations - Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the U.S. Treasury Department, promulgated under the Code, as such regulations may be lawfully changed from time to time.

54.           Resignation - The act by which a Managing Member ceases to be a Managing Member.

55.           Southwest Maximum Capital Contribution – The sum of the Matched Pre-Licensing Costs, the Unmatched Pre-Licensing Costs, and Southwest’s commitment to contribute up to an additional One Million Five Hundred Thousand Dollar ($1,500,000.00) subsequent to the occurrence of the Licensing Event, which amount may only be increased with the consent of Southwest.

56.           Substitute Member - An Assignee who has been admitted to all of the rights of membership pursuant to the Agreement.

57.           Suitable Person – A Person licensable by each Gaming Authority having jurisdiction over the Company’s Business or any Member’s or their Affiliate’s business operations at the time of any such determination.

58.           Taxable Year - The taxable year of the company as determined pursuant to Section 706 of the Code, which shall be the calendar year ended December 31 unless properly changed by the Managing Members or Board.

59.           Taxing Jurisdiction - Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the Net Profits of the Company.

60.           Unmatched Pre-Licensing Costs – Shall mean the amount of Southwest’s Pre-Licensing Costs in excess of One Million Dollars ($1,000,000.00).

61.           Unrecovered Preferred Return – Shall mean the cumulative amount of accrued but unpaid Preferred Return.

62.           Unrecovered Unmatched Pre-Licensing Costs – Shall mean the aggregate Unmatched Pre-Licensing Costs less the amount of such Unmatched Pre-Licensing Costs paid to Southwest in the form of Monthly Installments pursuant to Article IX, Section 3 or otherwise returned to Southwest pursuant to Article IX, Section 4.

63.           Unsuitable Person – A Person not licensable by each Gaming Authority having jurisdiction over the Company’s Business or any Member’s or their Affiliate’s business operations at the time of any such determination.

ARTICLE II
FORMATION

1.             Organization.  Southwest organized the Company as a Minnesota Limited Liability Company pursuant to the provision of the Act and filed the Company’s original Articles of Organization on June 16, 2003.  At all times since its formation and through the Effective Time, the Company has been disregarded as an entity separate from Southwest for federal and state income tax purposes.  On the Effective Date, MTR-Harness acquired a fifty percent (50%) Percentage Interest from the Company, and the revised Articles were filed with the Minnesota Secretary of State on or before the Effective Date.  On the Effective Date, the Company converted into a partnership for federal and applicable state income tax purposes.

2.             Agreement.  For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing the Agreement hereby agree to the terms and conditions of the Agreement, as it may from time to time be amended according to its terms.  It is the express intention of the Members that the Agreement shall be the sole source of agreement of the parties.  Consistent with such intention, the Members acknowledge that the Company’s Operating Agreement, dated July 16, 2003, is no longer in force and effect.

3.             Name.  The name of the Company is NORTH METRO HARNESS INITIATIVE, LLC, a limited liability company, and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

4.             Term.  The duration of the Company shall be perpetual, unless the Company shall be sooner dissolved and its affairs are wound up in accordance with the Act or this Agreement.

5.             Registered Agent and Office.  The registered agent for the service of process shall be Thomas E. Fox and the registered office shall be that location reflected in the Articles of Organization as filed in the Minnesota Secretary of State’s office.  The Members, may, from time to time, change the registered agent or office through appropriate filings with the Minnesota Secretary of State’s office.  In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Members or Board shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.  If the Managing Members or Board shall fail to designate a replacement-registered agent or change of address of the registered office, any Member may designate a replacement-registered agent or file a notice of change of address.

6.             Principal Office.  The principal office of the Company shall be located at:

2001 Killebrew Drive

Suite 306

Bloomington, Minnesota 55425

The Managing Members shall have the authority upon their unanimous agreement to change the principal office of the Company.

ARTICLE III
NATURE OF BUSINESS

1.             General Powers.  The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business.  The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in the Agreement and this Article III.  Notwithstanding the foregoing, the Company exists only for the purpose specified in Section 2 of this Article III, and may not conduct any other business without the unanimous consent of the Managing Members.

2.             Harness Race Track.  The Company’s business (the “Business”) may include, but shall not be limited to, the purchase of the real property described in Exhibit B attached hereto and made a part hereof (the “Real Property”), and the operation of card games and a harness horse racetrack thereon, together with all of the normal ancillary functions and facilities, such as stables, a clubhouse, a grandstand, restaurants, pari-mutuel wagering, together with the operation of other ancillary businesses on the Real Property, such as nightclubs, a hotel and such other activities (including the additional authorized gaming described in Article VIII, Section 3) as may be permitted by law from time to time.

ARTICLE IV
ACCOUNTING AND RECORDS

1.             Records to be Maintained.  The Company shall maintain the following records at its principal office:

1.1           A current list of the full name and last known business address of each Member;

1.2           A copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any articles have been executed;

1.3           Copies of the Company’s federal, foreign, state, and local income tax returns and reports, if any, for the three most recent years;

1.4           Copies of this Agreement including all amendments thereto; and

1.5           Any financial statements of the Company for the seven (7) most recent years.

2.             Reports to Members:

2.1           The Board shall provide to the Members other than Assignees, (a) unaudited balance sheets, income statements and changes in financial position (“Financial Statements”) for each calendar quarter within fifteen (15) days following the end of such calendar quarter and (b) audited Financial Statements for each calendar year on or before the end of the fifth (5th) Friday following the end of such calendar year, or at such other times as may be agreed to by the Members.

2.2           The Board shall provide all Members with such information returns required by the Code and the laws of the applicable state or states in which the Company operates.

3.             Accounts.  The Board shall maintain a record of each Member’s Capital Account in accordance with Article VIII.

4.             Accountant.  The Managing Members jointly, or the Board, shall determine the firm or firms of accountants to assist the Company with financial statements and tax matters.  Notwithstanding the foregoing, if necessary in order to satisfy the requirements of Article IV, Section 2.1, the Company shall utilize the accounting firm selected by MTR-Harness.

ARTICLE V
NAMES AND ADDRESSES OF MEMBERS

The name and addresses of the Members are as reflected on Exhibit A attached hereto and by this reference made a part hereof as if set forth fully herein.

ARTICLE VI
RIGHTS AND DUTIES OF MEMBERS

1.             Management Rights.  All Members (other than Assignees) who have not Dissociated shall be entitled to vote on any matter submitted to a vote of the Members.  Whenever any matter is required or allowed to be approved by the Members, under the Act or this Agreement (which shall take precedence over the Act to the fullest extent permitted by law), such matter shall be considered approved or consented to upon the receipt of the requisite approval or consent, either in writing or at a meeting of the Members.  Assignees and, in the case of approvals to withdrawal where consent of the remaining Members is required, Members who have Dissociated, shall not be considered Members entitled to vote for the purpose of determining an approval action.

2.             Liability of Members.  No Member shall be liable as such, for any Company Liability.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its Business or affairs under this agreement or the Act shall not be grounds for imposing personal liability on the Members, Managing Members or Directors or Officers for liabilities of the limited liability company.

3.             Indemnification.  The Company shall indemnify the Members, Managing Members, Directors and Officers and their agents for all costs, losses, claim, judgments, liabilities, and damages paid or accrued by such Member, Managing Member, Director, Officer or agent in connection with the Business of the Company, to the fullest extent provided or allowed by the laws of the State of Minnesota.

4.             Representations and Warranties.  Each Member, and in the case of an Organization, the person executing the Agreement, hereby represents and warrants to the Company and each other Member that: (i) if that Member is an Organization, it is duly organized, validly existing, and in good standing under the law of its State of organization and that it has full organizational power to execute and agree to the Agreement and to perform its obligations hereunder; (ii) the Member is acquiring its interest in the Company for the Member’s own account as an investment and without an intent to distribute the interest; and (iii) the Member acknowledges that the interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability or an exemption from such requirements.

5.             Conflicts of Interest:

5.1           Independent Ventures; Nonsolicitation.  Each of the Members and MTR covenants and agrees that while it may currently engage or hold interests in other business ventures of varied kinds and descriptions for its own account, including other investments which include but are not limited to gaming and real estate ventures, that it shall not compete directly, or indirectly through any Affiliate, with the Company’s Business (as the same may evolve from time to time) in the State of Minnesota for so long as such Person is a Member and for a two (2) year period thereafter.  Further, each Member agrees to present any opportunities within the scope of the Business in Minnesota to the Board of Directors promptly after such Member or its Affiliates becomes aware of such opportunity, however, neither the Company nor any of the Members shall have any rights by virtue of this Agreement in any: (i) existing business ventures; or (ii) future business ventures outside of Minnesota, or to the income or profits derived therefrom.  No Member or its Affiliates shall solicit any employee of the Company to become employed by such Member or its Affiliates for so long as such Member is a Member of the Company and for a one (1) year period thereafter.

5.2           Lending Money.  A Member may lend money to and transact other business with the Company upon such terms and conditions as consented to by all of the Managing Members or the Board, which loans shall bear interest at the Prime Rate plus 200 basis points (Prime Rate + 2%) unless the Managing Members or Board shall otherwise agree.  The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a Person or Organization who is not a Member, subject to other applicable law.  No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if all of the Managing Members or the Board, knowing the material facts of the transaction and the Member’s interest, unanimously authorize, approve, or ratify the transaction.

5.3           Affiliated Member Contracts.  A Member may contract with the Company to provide certain services to the Company either directly or through an Affiliate or Subsidiary of such entity (a “Contracting Member”) on such terms and conditions as are consented to by all of the Managing Members or the Board.  The rights of such Contracting Member shall be the same as an unaffiliated Person and no such contract shall be voidable solely because of such affiliation if all of the Managing Members or the Board, knowing the material facts of the transaction and the Contracting Member’s interest, authorize, approve, or ratify the transaction.

ARTICLE VII
MANAGING MEMBERS; BOARD OF DIRECTORS

1.             Co-Managing Members.  Except as otherwise specifically provided herein or by law that cannot be modified by this Agreement, or as otherwise delegated to the Board of Directors, the management of the Company and its business, and other operating matters, shall be the responsibility of both Southwest and MTR-Harness, acting in their capacity as Co-Managing Members of the Company, who shall exercise such management power through the Board of Directors.  The Company shall have no Board of Governors as provided under the Act, but shall have a Board of Directors as described in Section 4 of this Article VII.  All decisions, both ordinary and extraordinary, shall be made by the Board of Directors, including, but not limited to those matters set forth in Article VII, Section 2, below.  The Directors shall devote such time and energy to the business and purposes of the Company to the extent necessary for the prudent and efficient carrying on thereof.  The acts of the Board of Directors shall bind the Company.  Any and all documents, agreements, instruments or certificates executed by both of the Managing Members or any Person authorized by the Board shall be effective and binding upon the Company without the need for the consent or approval of any other Member or Director.

2.             Board of Directors Authority.  Subject to those restrictions set forth in Section 3 of this Article VII, the Board of Directors, acting through its duly authorized and empowered Company Officers, is hereby authorized for, and in the name of, at the expense of, and on behalf of the Company:

2.1           To enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under applicable laws and regulations;

2.2           To acquire by option, lease or purchase, finance, refinance, improve, grant options, sell all or any portion of the Real Property, convey, assign, mortgage, or otherwise transfer all or any portion of the real or personal property of the Company;

2.3           To develop, maintain, lease and execute such documents ancillary to those activities involving the development of the Real Property;

2.4           To prepare, execute and deliver any and all agreements, contracts, documents, regulatory filings with governmental authorities, certifications and instruments necessary or convenient in connection with the acquisition, development, construction, leasing, managing, maintenance and operation of the Company’s Business or Property;

2.5           The Managing Members shall, upon advice of counsel to the Company, amend any provision of this Agreement if necessary in order to cause such provision to comply with Section 704 of the Code and the Regulations thereunder relating to Company allocations being respected for federal income tax purposes; and

2.6           To initiate, defend, adjust, settle, compromise, or pay any disputed claim, obligation, debt, demand, suit, litigation or judgment by or against the Company (including, without limitation, any claim to insurance proceeds).

3.             Restrictions on Authority.

3.1           Acts in Violation of Act, Law or Agreement.  With respect to the Company and its business and Property, the Managing Members shall have no authority on behalf of the Company to perform any act in violation of the (i) Act, (ii) any other applicable law (gaming or otherwise, (iii) any regulations thereunder, or (iv) this Agreement.

3.2           Additional Restricted Actions.  Unless otherwise determined by both Managing Members or the unanimous consent of all the Directors on the Board of Directors, neither the Managing Members nor Board of Directors shall:

a.             cause the Company to form any subsidiary or acquire any equity interest or other interest in any other Person or Organization;

b.             cause the Company to make any capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000) or otherwise outside the ordinary course of business, unless set forth in the Budgets;

c.             cause the Company to enter into any contract involving annual payments by the Company in excess of Twenty-Five Thousand Dollars ($25,000), unless set forth in the Budgets;

d.             cause the Company to establish or adopt any new employee plan, amend any existing employee plan or pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its Directors, Officers or employees, except for merit increases or cost of living adjustments given to employees in the ordinary course of business;

e.             cause the Company to change any of its methods of accounting or accounting practices in any respect, except as required by generally accepted accounting principals or applicable laws;

f.              cause the Company to commence any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation involving any government entity or third party and involving an amount in excess of One Hundred Thousand Dollars ($100,000.00);

g.             cause the Company to (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the ordinary course of business; (ii) incur, assume or prepay any indebtedness, liability or obligation or any other liabilities or issue any debt securities, other than in the ordinary course of business; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than in the ordinary course of business; or (iv) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business; or

h.             cause the Company to transfer to any person or entity any intellectual property or intangible asset other than in the ordinary course of business.

i.              Operate the Company in a manner inconsistent with the Budgets.

4.             Board of Directors.

4.1           Except as to any decision that is expressly designated to be made only by the Managing Members, the Business of the Company shall be managed by and under the authority of a Board of Directors.  The Board of Directors shall have the exclusive authority and full discretion to manage the Business of the Company, subject to the terms of this Agreement where decisions are only to be made by the Managing Members.  The Members agree that the Directors are not “governors” (as defined in the Act) but rather are representatives of the Managing Members, and the acts of the Board of Directors are the acts and decisions of the Managing Members and are binding on all the Members.  The Board of Directors shall have all right, power and authority, on behalf of and in the name of the Company, to enter into, execute, acknowledge and deliver any and all contracts, agreements or other instruments, and to take any and all other actions, which the Board of Directors deems necessary, proper, or desirable to carry out its responsibilities under this Agreement.

4.2           Except as provided in Section 4.10 of this Article VII, the Board of Directors shall be composed of four (4) Directors.  The Managing Members shall each appoint two (2) individuals to serve as Directors.

Each of the two (2) Directors appointed by a Managing Member shall serve until the earlier of (i) the date of the Director’s death, disability, resignation, or removal, (ii) the date on which a successor Director is appointed by the action of the Managing Member which appointed such Director, or (iii) the date on which the Managing Member that appointed such Director is no longer a Member.  Directors need not be Members or residents of the State of Minnesota.  Any Director may resign at any time upon written notice to the Board of Directors.  A resignation shall be effective when given unless the notice specifies a different date.  The Managing Member appointing a Director may, at any time by delivery of notice to all the Members and Directors, remove such Director for any reason or for no reason and replace any Director who has been removed or who has otherwise ceased to be a Director.  No Member shall have the right to appoint, vote for or otherwise interfere with any other Member’s right to appoint a Director hereunder.

4.3           Regular meetings of the Board of Directors shall be called by the Chairman of the Board and held not less frequently than quarterly.  Special meetings of the Board of Directors may be called for any purpose or purposes by any two Directors, who may designate the time and place of the meeting.  If the place for any meeting of the Board of Directors is not otherwise designated, the place of meeting shall be the principal office of the Company.  The Chairman of the Board shall preside at all meetings of the Board of Directors.  Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than 5 nor more than 30 days before the date of the meeting.  Notices must be in writing and must be given either personally, by overnight courier or by facsimile and will be deemed given when received if given personally, one business day after having been sent by overnight courier to the Director’s business office, and upon telephonic verification of receipt if sent by facsimile to the facsimile number of the Director’s business office given by the Director to the Company from time to time.

4.4           Directors may participate in and hold a meeting by means of a conference telephone call or other similar communication equipment by means of which all persons participating in the meeting can hear each other. Such participation shall be made available at the request of any Director.  Participation in such a meeting shall constitute presence of a person at a meeting, except where the person participates solely for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. At any meeting of the Directors, the presence in person or by telephone (or other electronic means) of all of the Directors (in person or by proxy pursuant to Section 4.6) shall constitute a quorum.

4.5           All determinations, acts and designations to be made hereunder by the Board of Directors shall be final and binding for all purposes of this Agreement.  Each Director shall have one (1) vote on any matter.  At any meeting of the Directors at which a quorum is present, the affirmative vote of three (3) Directors shall constitute an act of the Board of Directors, except to the extent this Agreement may otherwise require the unanimous consent of all Directors to take any action.  No Person or Organization shall be required to inquire into, and Persons or Organizations dealing with the Company are entitled to rely conclusively on, the right, power and authority of the Board of Directors to bind the Company.

4.6           A Director may vote on any matter, or execute any consent in lieu of a meeting, either in person or by proxy executed in writing by the Director. A telegram, telex, cablegram, or similar transmission by the Director, or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by the Director shall be treated as an execution in writing for this purpose.  Any Director may appoint another Director or another individual employee of the Managing Member as such Director’s proxy and the proxy may be limited in scope or with full discretion.  Proxies for use at any meeting of the Directors shall be filed with the Board of Directors before or at the time of the meeting or execution of the written consent, as the case may be.  No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy.  A proxy shall be revocable.

4.7           Any action permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed by all the Directors necessary to take such action at a duly called meeting.

4.8           The Board of Directors may establish and maintain one or more committees and appoint two or more Directors to serve on such committees.  In the discretion of the Board of Directors, any committee may also be comprised of individuals who are not Directors, except that any person who is not a Director shall act in an advisory role only on such committee and shall have no vote on committee matters.  The Board of Directors may, to the fullest extent permitted by law, make a revocable delegation to such committees of all or any portion of its powers and authority.  Any delegation to such a committee shall be set forth in a writing approved by the Board of Directors in accordance with this Agreement.  All procedural provisions made applicable to the Board of Directors hereunder shall be equally applicable to any committee formed under this Section 4.8.

4.9           The Company shall reimburse the Directors (or any committee member) for all out-of-pocket travel expenses associated with attending a meeting of the Board of Directors (or any committee thereof).  Unless approved by the Board of Directors, the Company may not pay compensation to any

Director (or any committee member) in his or her capacity as such, unless such Director (or committee member) is neither an Affiliate of any Member nor an employee of the Company, any Member or an Affiliate of any Member.

4.10         In the event that two or more of James B. Druck, Thomas E. Fox and Jeffrey S. Halpern cease to be members of the Board of Directors of Southwest, MTR-Harness shall have the right to require that Board of Directors of the Company be comprised of an odd number of Directors, at least one of whom is an independent Director who is not affiliated with either Southwest or MTR-Harness.

5.             Officers.

5.1           The Co-Managing Members shall appoint a General Manager having the functions described in Section 5.2 of this Article VII as an Officer of the Company.  In addition to the General Manager appointed by the Co-Managing Members, the Board of Directors may also elect or designate, by resolution or otherwise, individuals as officers of the Company and revocably delegate to such Officers such powers, authority, and responsibilities of the Board of Directors as are (i) set forth in Section 5.2 below or in the designation or delegation and (ii) necessary to carry out and implement the management decisions of the Board of Directors or Managing Members.  The Company shall not have any “Chief Manager” as such term is defined in the Act.  The Board of Directors may remove any Officer, with or without cause, at any time.  Any Officer may resign at any time by giving written notice to the Company.  Any resignation shall take effect at the date of the receipt of such notice or at any later time specified in such notice (unless such Officer is otherwise removed prior to such date); and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective.  Any removal or resignation is without prejudice to the rights, if any, of the Company or the Officer under any contract of employment with the Company.

5.2           The following Officers of the Company, to the extent named, shall have the following duties:

a.             Chairman of the Board:  The Chairman of the Board, if there is one, shall be a Director and shall preside at meetings of all of the Members, if any, and at all meetings of the Board of Directors.  The Chairman of the Board shall be appointed and removed in the manner provided in the definition of such term.  The Chairman of the Board may execute contracts and agreements (i) in the ordinary course of the Company’s business, or (ii) the execution of which has been authorized by the Board of Directors, in the name and behalf of the Company and shall have such other powers and perform such duties as may be delegated to him by the Board of

Directors.  Unless otherwise determined by the Board, which may increase, decrease or terminate the term of any Chairman of the Board at any time, the office of Chairman shall rotate among the Directors appointed by each of the Managing Members. The initial Chairman shall be appointed by MTR-Harness. Except as otherwise provided in the preceding sentence, each Chairman of the Board’s term shall be limited to two calendar years after the first such term which first term shall end on December 31, 2005.

b.             General Manager.  The General Manager shall conduct the day to day operations of the Company, including the making of expenditures in connection therewith, in a manner which implements the management decisions of the Board of Directors or Managing Members and is consistent with the Budgets.

c.             President and Chief Executive Officer:  The President and Chief Executive Officer shall be the chief executive officer of the Company, and subject only to the Board of Directors of the Company, shall have general authority over, and general management and control of, the Property, business and affairs of the Company.  The President and Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are implemented.  The President and Chief Executive Officer may execute contracts and agreements (i) in the ordinary course of the Company’s business, or (ii) the execution of which has been authorized by the Board of Directors.

d.             Vice President:  The Vice President, or if there shall be more than one, the vice-presidents in the order determined by the Board of Directors, shall, in the absence or disability of the President and Chief Executive Officer, perform the duties and exercise the powers of the President and Chief Executive Officer, and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

e.             Secretary and Assistant Secretaries:  The Secretary shall attend all meetings of the Board of Directors and all meetings of the Members and record all the proceedings of the meetings of the Company and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President and Chief Executive Officer, under whose supervision the Secretary shall be.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the

Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

f.              Treasurer and Chief Financial Officer; Assistant Treasurer:  The Treasurer and Chief Financial Officer shall have the custody of the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors.  The Treasurer and Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors at its regular meetings or when the Board of Directors so requires, an account of all his transactions as Treasurer and Chief Financial Officer and of the financial condition of the Company.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

6.             Indemnification.  No Member or Director (each, an Indemnified Party), shall be liable to the Company or any Member for any loss suffered by the Company or any Member which arises out of any act or omission of the Indemnified Party involving the exercise of discretion or business judgment, if (i) such act or omission was committed, or omitted, by the Indemnified Party in good faith and in the reasonable belief that such act or omission was in the best interests of the Company, (ii) such act or omission was within the scope of the authority conferred on the Indemnified Party by this Agreement, as applicable, and did not constitute or involve a material, and grossly negligent or willful, breach of any warranty, representation or legal or contractual obligation or duty by the Indemnified Party, (iii) such act or omission did not constitute or involve any gross negligence or willful misconduct of or by the Indemnified Party, and (iv) such act or omission did not constitute all or part of an interested party transaction not expressly approved by the Managing Member or Board of Directors.  Each Indemnified Party shall be indemnified, defended and held harmless by the Company against any losses, judgments, liabilities, amounts and expenses (including reasonable attorneys’ fees and legal costs and disbursements as well as reasonable amounts paid in settlement of any claims) arising out of or in connection with any act or omission for which such Indemnified Party is not liable to the Company pursuant to the provisions of the immediately preceding sentence; provided, however, that any indemnity under this Section 7 shall be paid only out of and to the extent of Company Property, including any applicable insurance proceeds.

7.             Resolution of Deadlocks.  In the event Southwest and MTR-Harness, either through the Board or directly, are unable to reach a decision on any material matter, including, but not limited to, budget disputes or matters subject to Section 2 of this Article VII after a period of fifteen (15) days when discussion of the action by the Board first commenced, either of such Managing Members may require that the matter be decided pursuant to the terms and conditions of this Section 7 of this Article VII by sending written notice to the other Managing Member.  In order to resolve the matter, Southwest and MTR-Harness shall (i) each present the issue to the Chief Executive Officers of Southwest and MTR who shall meet face-to-face or by telephone and who shall have one day to reach agreement, or (ii) utilize the dispute resolution procedures for mediation described in Article XVII, Section 7, except that the following sentences shall be applied by the mediator or arbiter in resolving any such deadlock.  The parties acknowledge that MTR-Harness has particular expertise with regard to horse racing and that Southwest has particular expertise with regard to card games, and that MTR-Harness and Southwest have equivalent expertise as to slots, video lottery terminals and other electronic games.  Accordingly, the third party mediator or arbiter, as the case may be, shall be instructed to give additional weight to MTR’s views regarding horse racing matters and to Southwest’s views regarding card game matters, but no special weight to either party as to slots, video lottery terminals and other electronic game matters.

8.             Budgets.  On or before sixty (60) days prior to the end of each fiscal year, the Board shall meet for the purpose of preparing the Company budget for the upcoming fiscal year and the Company’s capital expenditure budget (collectively, the “Budgets”).  In connection with its preparation of the Budgets, the Board shall prepare a comparative analysis of the budgets for the preceding years.  The Board shall finalize and approve such budgets within thirty (30) days prior to the end of the fiscal year.  In the event a Budget for the next succeeding year is not approved, as provided for herein, the Company shall continue to operate its business in accordance with the Budgets for the preceding year, to the extent practicable, until the deadlock concerning the Budgets is resolved and an annual operating budget approved.  No action taken by the parties in the discharge of their respective obligations hereunder shall be deemed a waiver of any claim causing the deadlock on the Budgets.

9.             Sale of Membership Interest Pursuant to Bankruptcy Court Order.  Notwithstanding any provision in this Agreement to the contrary, in the event that a Managing Member becomes Bankrupt and the Bankruptcy Court (i) stays the operation of Article XIV, Section 1 and Article XV, Section 2.2 and (ii) orders the sale of the Membership Interest of the Bankrupt Managing Member to a Person other than the Managing Member who is not Bankrupt, the Managing Member who is not Bankrupt shall become the sole Managing Member and shall have the sole authority to appoint Directors.

ARTICLE VIII
CAPITAL ACCOUNTS & CONTRIBUTIONS

1.             Initial Capital Contributions and Capital Contribution Commitments.  MTR-Harness and Southwest have each made the Capital Contribution Commitment as described on Exhibit A.  Southwest has funded, and shall continue to fund, all costs prior to the Licensing Event (other than MTR-Harness’ initial $10,000.00 Capital Contribution) and shall receive a Capital Account credit equal to its Pre-Licensing Costs.  MTR-Harness’ Initial Capital Contribution is in the amount of $10,000 on the Effective Date, with MTR-Harness making an additional Catch-Up Contribution immediately upon the occurrence of a Licensing Event.  Subsequent to the occurrence of a Licensing Event and the contribution by MTR-Harness of the Catch-Up Contribution, any portion of a Member’s Capital Contribution Commitment that has not been funded after such Catch-Up Contribution is made may be called for by the Board at any time with such capital called for in a manner that results in Capital Contributions (excluding Unmatched Pre-Licensing Costs) having been made by the Members on a cumulative basis in the ratio of 75% by MTR-Harness up to its commitment to contribute additional funds of up to Four Million Five Hundred Thousand Dollars ($4,500,000.00) and 25% by Southwest up to its commitment to contribute additional funds of up to One Million Five Hundred Thousand Dollars ($1,500,000.00), all as described in Exhibit A.  In its discretion, the Board can choose to draw down less than the Member’s respective Capital Contribution Commitments, provided that cumulative Capital Contributions (excluding Unmatched Pre-Licensing Costs) have been made on a 75/25 basis by MTR-Harness and Southwest, respectively.  No interest shall accrue on any Capital Contribution (except for Southwest’s entitlement to receive the Preferred Return) and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement.  The failure to meet a Capital Call pursuant to this Section 1 shall be subject to the default provisions in Section 4 below.  MTR hereby guarantees the obligations of MTR-Harness to make all agreed Capital Contributions described in this Article VIII.

2.             Additional Capital Contributions Agreed Upon by the Managing Members.  In addition to the Capital Contribution Commitments made by each of the Managing Members, the Managing Members may unanimously determine from time to time that additional Capital Contributions (in excess of the Capital Contribution Commitments) are needed to enable the Company to conduct its Business.  Upon the unanimous determination of the Managing Members, the Company may either seek additional Capital Contributions from the Members or seek Capital Contributions from third parties either in the full amount of the Capital Contributions needed or such lesser amount equal to the amounts required less the additional Capital Contributions to be made by the Members.  The Managing Members shall be entitled to adjust the Percentage Interests and other allocation and Distribution provisions in Articles IX and XV to properly reflect any additional Capital Contributions made by them or any third party pursuant to this Article VIII, Section 2, and make any such other modifications to this Agreement as all of the Managing Members shall determine to be appropriate as a result of such additional Capital Contributions.

3.             Additional Authorized Gaming.  In the event that Minnesota law authorizes additional forms of gaming such as slot machines and video lottery terminals, and the Co-Managing Members have determined that it is in the Company’s interest to implement such additional forms of gaming, each of Southwest and MTR-Harness has agreed to fund all Company expenditures necessary to implement such additional forms of gaming jointly on a going forward basis in reliance upon each of the other’s agreement to make such additional contributions to the Company in the event additional capital is needed by the Company to implement the additional forms of gaming.  It is contemplated that additional Capital Contributions required in excess of the Member’s Capital Contribution Commitments will be made by the Members in accordance with their respective Percentage Interests unless the Members shall unanimously determine otherwise.  The Members acknowledge that such agreement was an inducement to make their investment in the Company, and, accordingly, within thirty (30) days of the Managing Members’ determination as to the need for additional capital beyond that contemplated by a Company budget or within thirty (30) days after either of Southwest or MTR-Harness makes demand thereof to the other, each Member shall contribute to the capital of the Company its required pro rata percentage share of the required capital.

4.             Default.  In the event that either Southwest or MTR-Harness fails to make any Capital Contribution described in Section 1 or an additional contribution described in Sections 2 or 3, whether in whole or in part, within the time specified in this Article VIII, Section 4 (the “Defaulting Member”) the other Managing Member (the “Non-Defaulting Member”) shall send an additional notice to the Defaulting Member (and to MTR if MTR-Sub is the Defaulting Member) setting forth such fact and the amount unpaid, and the Defaulting Member shall have a further period of ten (10) business days from receipt of such notice to make the full amount of such contribution.  If at the end of such ten (10) business day period, the Defaulting Member shall still have failed to make such contribution, in whole or in part and the Non-Defaulting Member shall have made its contribution, the Non-Defaulting Member may, at any time thereafter, elect to make the contribution which the Defaulting Member shall have failed to make, and in such event, the Non-Defaulting Member shall have the right to have the aggregate Membership Interests of the Members in the Company, modified as of any date from and including the date such Non-Defaulting Member made the Defaulting Member’s contribution through and including the date of such election to modify the Membership Interests and, upon such election, the Membership Interests shall be automatically modified as of such date so that the Non-Defaulting Members’ aggregate Membership Interests shall be the sum of (i) its aggregate Membership Interests prior to such date plus (ii) an additional percentage Membership Interest calculated at a rate of 115% of the Default Percentage (defined below).  The Defaulting Member’s aggregate Membership Interests as of such date shall then automatically become (x) its aggregate Membership Interests prior to such date minus (y) a percentage Membership Interest calculated at a rate of 115% of the Default Percentage.  For purposes of this Article VIII, Section 4, the term “Default Percentage” shall mean the percentage that the amount contributed by the Non-Defaulting Member in respect of the contribution which the Defaulting Member failed to fund represents in relationship to the total cumulative Capital Contributions made by all the Members as of the date of such determination.  Notwithstanding the above, the Defaulting Member may cure the “Default” by reimbursing the Non-Defaulting Member for the Default Percentage plus interest at the rate of fifteen percent (15%) per annum (notwithstanding anything in Article VI, Section 5.2 to the contrary) paid within 90 days of the date of the additional contribution.  Further, a Defaulting Member’s Percentage Interest may not under any circumstance hereunder, be reduced to less than 25% and each Managing Member will continue to retain the same voting rights in the Company, including the right to appoint two (2) Directors to the Board of Directors pursuant to Article VII, Section 4.2.  Notwithstanding the previous sentence, if MTR-Harness fails to make its full Catch-up Contribution, its Percentage Interest shall be reduced to a percentage equal to its actual Capital Contribution divided by its full Catch-Up Contribution then multiplied by 50%, which, for the avoidance of doubt, would result in a Percentage Interest calculated as follows if MTR-Harness had made a $300,000 Capital Contribution of a required $4,500,000 Capital Contribution obligation - $3,000,000/$4,500,000 X 50% = 33%.  Furthermore, if MTR-Harness fails to make its full Catch-Up Contribution, it shall forfeit its voting rights and the right to elect any persons to the Board of Directors and Exhibit A will be amended accordingly.

5.             Maintenance of Capital Accounts.  The Company shall establish and maintain “Capital Accounts” for each Member and Assignee.  Each Member’s Capital Account shall be increased by (i) the amount of any money actually contributed by the Member to the capital of the Company, (ii) the fair market value of any Property contributed, as determined by the Company and the contributing Member at arm’s length (net of liabilities assumed by the Company or subject to which the Company takes such Property, within the meaning of Section 752 if the Code), and (iii) the Member’s share of Net Profits and of any separately allocated items of income or gain except adjustments pursuant to the Code (including any gain and income from unrealized income with respect to accounts receivable allocated to the member to reflect the difference between the book value and the tax basis of assets contributed by the Member).  Each Member’s Capital Account shall be decreased by (x) the amount of any money distributed to the Member by the Company, (y) the fair market value of any Property distributed to the Member (net of liabilities of the Company assumed by the Member or subject to which the Member takes such Property within the meaning of Section 752 of the Code), and (z) the Member’s share of Net Losses and any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member).

6.             Distribution of Assets.  If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member’s allocable share (as determined under Article IX below)

of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

7.             Sale or Exchange of Membership Interest.  In the event of a permitted sale or exchange or other Disposition of a Membership Interest in the Company, the Capital Account of the Transferring Member shall become the Capital Account of the Assignee, to the extent it relates to the Membership Interest transferred.

8.             Compliance with Section 704(b) of the Code.  The provisions of this Article VIII as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit pursuant to Article IX to have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code, in light of the distributions made pursuant to Articles IX and XV and the Capital Contributions made pursuant this Article VIII.  Notwithstanding anything herein to the contrary, this Agreement shall not be constructed as creating a deficit restoration obligation or otherwise personally obligate any Member to make a Capital Contribution in excess of the Capital Contribution Commitments.

ARTICLE IX
ALLOCATIONS AND DISTRIBUTIONS

1.             Allocations of Net Profits and Net Losses.  Except as may be required by Section 704 of the Code and the regulations thereunder, Net Profits, Net Losses, and other items of income, gain, loss, deduction and credit for periods beginning on or after the Effective Date shall be apportioned among the Members pro-rata in accordance with their Percentage Interests; provided, however, that (i) Net Losses shall first be allocated to the Members based on their respective cumulative Capital Contribution amounts at the end of any fiscal year in which such Net Losses are incurred (prior to making any allocations hereunder), with the first Net Profits arising thereafter applied as a “chargeback” to any such Net Losses in the reverse order thereof and (ii) after applying Net Profits as a “chargeback” pursuant to clause (i), above, Net Profits shall next be allocated to Southwest to the extent of the Preferred Return accrued by Southwest during the taxable year.

2.             Tax Distributions.  The following Distributions (“Tax Distributions”) shall take priority over any other Distributions provided in Sections 3 or 4 hereunder:

2.1           On or before the 15th day of April, June, September, and December of each year (or such other dates as the Board of Directors shall determine more closely corresponds with the Members’ estimated tax payment requirements under applicable law), the Board of Directors shall cause the Company to make a Distribution to the Members in an amount equal to 40% of the estimated taxable income of the Company for the portion of the fiscal year ending on the close of the month immediately preceding such date, minus Distributions previously made during the fiscal year for such year under this Section 2.1.  Each such Distribution shall be accompanied by information concerning the calculation of the amount of such Distribution.

2.2           Within 90 days after the end of each fiscal year, the Board of Directors shall cause the Company to make a Distribution to the Members in an amount equal to 40% of the taxable income of the Company for such prior fiscal year, as determined by the Board of Directors, minus Distributions previously made during such fiscal year for such year under Section 2.1.

2.3           All Tax Distributions required under this Section 2 shall be made to the Members in accordance with the Members’ respective shares of the taxable income of the Company on which the 40% amount was computed.

3.             Operating Distributions.  Upon a determination by the Board as to the amount of distributable cash available, in light of applicable state law, and unless otherwise unanimously agreed to by the Managing Members or required pursuant to Article XV, and after any Tax Distribution has been made, other Distributions (other than pursuant to Section 4 or upon dissolution subject to Article XV) shall be made to the Members as follows:  (i) first, to Southwest, to the extent of its Unrecovered Preferred Return, (ii) second, to Southwest to the extent of the current Monthly Installment and any past due Monthly Installments, (iii) third, until such time as the Members have received a return of their respective Capital Contributions, such Distributions shall be made in proportion to each Member’s Capital Contributions (excluding Unmatched Pre-Licensing Costs) until they are fully repaid, and (iv) thereafter, to the Members in proportion to their Percentage Interests.  It is the intention of the Managing Members that (i) the Company commence payment Monthly Installments as soon as practicable following the opening of the Business and (ii) the Company shall not make any payments pursuant to clause (iii), above, until such time as the Monthly Installments have commenced.  Notwithstanding the foregoing, there is no requirement that Southwest shall have received a return of all of its Unmatched Pre-Licensing Costs prior to the payment by the Company of distributions to the Members pursuant to clause (iii), above.  To the contrary, the Company may make distributions pursuant to clause (iii), above, providing that there shall be no Unrecovered Preferred Return and no past due Monthly Installments.  The first Monthly Installment shall be paid at the time determined by the Board of Directors pursuant to this Article IX, Section 3.  The determination as to whether subsequently Monthly Installments are past due shall be determined by reference to time at which the first Monthly Installment was paid.

4.             Non-Operating Distributions.  Unless otherwise unanimously agreed to by the Managing Members, or required pursuant to Article XV, and after any Tax Distribution associated with any net income or gain arising from such event is made, net proceeds generated by the Company from events arising other than pursuant to normal day-to-day Business operations shall be distributed to the

Members within five (5) Business Days after the event giving rise to such net proceeds, as follows:

(1)           First, to the establishment of such additional reserves as the Managing Members deem appropriate;

(2)           Second, to the Members, pro rata in proportion to the amount of funds (or value of property) which they have loaned to the Company until such Loans are repaid in full, together with accrued interest thereon;

(3)           Third, to Southwest to the extent of its Unrecovered Preferred Return;

(4)           Fourth, to Southwest to the extent of its Unrecovered Unmatched Pre-Licensing Costs;

(5)           Fifth, until such time as the Members have received a return (including pursuant to any Distributions pursuant to Section 3 of this Article IX) of their cumulative Capital Contributions (excluding Southwest’s Unmatched Pre-Licensing Costs), to the Members in proportion to such Capital Contributions until they are fully repaid;

(4)           Sixth, to the Members in accordance with their respective positive Capital Accounts until each Capital Account is at zero (0) (after providing for an allocation to such Capital Accounts for Net Profits or Net Loss related to the event causing such non-operating Distribution as well as for Business operations for such fiscal year); and

(5)           Thereafter, if any cash proceeds remain, to the Members, in accordance with their Percentage Interests.

5.             Withholding on Distributions.  The amount of any Distributions required by applicable foreign, federal, state or local law to be withheld and remitted by the Company to any governmental authority shall be treated as if such amount was distributed to the Member for whose benefit such withholding was made as if the amount was actually distributed to the Member for purposes of this Article IX or Article XV

ARTICLE X
TAXES

1.             Elections.  The Managing Members or Board of Directors may make any tax elections for the Company under the Code or the tax law of any state or other jurisdiction having taxing jurisdiction over the Company.

2.             Method of Accounting.  The records of the Company shall be maintained on the accrual method of accounting.

3.             Partnership.  The Company shall be taxable as a “partnership” for federal income tax purposes after the Effective Date unless the Board shall otherwise determine to change such classification.

4.             Tax Matters Partner.  The Member with the greatest cash Capital Contribution in the Company at any point in time during 2004 shall act as the Tax Matters Member for the Company, as defined in Section 6231 of the Code.  Subject to Article X, Section 1, the Tax Matters Member shall have the authority to perform any and all actions permitted by Section 6221 through 6231 of the Code in connection with any proceedings pertaining to federal income tax issues.  The Tax Matters Member shall have the right to engage counsel to represent the Company in connection with any audit or other investigation, and the fees and expenses of such counsel and of any litigation arising out of or in connection with such audit or investigation shall be borne by the Company.  The Tax Matters Member shall be indemnified and held harmless by the Company for any act or omission performed or omitted by it in its capacity as the Tax Matters Member.  All expenses incurred by the Tax Matters Member in connection with any administrative proceeding before the Internal Revenue Service (the IRS) and/or judicial review of such proceedings, including reasonable attorney’s fees, shall be deemed a Company expense.  In the even the Tax Matters Member elects to file a petition for readjustment of any Company tax item (in accordance with Section 6226(a) of the Code), such petition shall be filed in any court having jurisdiction over any tax or other matter.  In the event that the IRS, or any other governmental agency with jurisdiction, shall conduct, commence or give notification of intent to conduct or commence any audit or other investigation of the books, records, tax returns, documents or affairs of the Company, the Tax Matters Member shall respond to such audit or other investigation for and on behalf of the Company and shall keep all other Members informed with respect thereto.

ARTICLE XI
DISSOCIATION OF A MEMBER

1.             Dissociation.  Irrespective of any contrary provision under the Act, a Person shall cease to be a Member only upon the happening of any of the following events:

1.1           the withdrawal of a Member with the consent of all of the Managing Members;

1.2           that Member is found to be an Unsuitable Person as more fully set forth in Article XIII, Section 5, below;

1.3           the Bankruptcy of a Member, if all of the Managing Members, except any Bankrupt Managing Member, shall so elect;

1.4           in the case of a Member that is a separate Organization other than a corporation, the dissolution and commencement of winding up of that separate Organization; or

1.5           in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for that corporation or the revocation of its charter.

The parties intend that none of the events described above or any other similar events should cause a dissolution and winding up of the Company.  Dissolution is only expected to occur upon the occurrence of the events described in Article XV, Section 1.

2.             Rights of Member Who Has Dissociated.  In the event any Member dissociates in accordance with Section 1 above:

2.1           And, notwithstanding the last sentence of Section 1 above or Article XV, Section 1, the Dissociation causes a dissolution and winding up of the Company under Article XV, then to the extent permitted by the Gaming Authorities, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member except that any Distribution to which the Member would have been entitled shall be reduced by the damages sustained by the Company or any other Member as a result of the Dissociation dissolution and winding up; or

2.2           If the Dissociation does not cause a dissolution and winding up of the Company under Article XV, then to the extent permitted by the Gaming Authorities the Member or its successor shall be subject to the Member buy-out provisions of Article XIV, except that if the Dissociation is caused by the dissolution of MTR-Harness, MTR shall replace MTR-Harness as a Managing Member and assume all of the rights and obligations of MTR-Harness hereunder.

ARTICLE XII
INSPECTION OF RECORDS; BANK ACCOUNTS

1.             Rights of Members to Inspect Records.  Pursuant to the Act, a Member may inspect and copy, in person or by agent, from time to time on a reasonable written demand during regular business hours at the principal place of business of the Company:

a.             true and full information regarding the state of the business and financial condition of the Company;

b.             a copy of the Articles of Organization and this Agreement and all amendments thereto;

c.             a current lists of the names and last known business, residence, or mailing address of all members;

d.             a copy of the Company’s federal, state and local income tax returns; and

e.             other information regarding the affairs of the Company as is just and reasonable for any purpose reasonably related to the Member’s interest as a Member.

2.             Bank Accounts.  The funds of the Company shall be deposited in the name of the Company, in such bank account or accounts as all of the Managing Members or Board deem advisable and the Board shall arrange for the appropriate conduct and function of such accounts.

ARTICLE XIII
ADMISSION OF ADDITIONAL MEMBERS; TRANSFERS OF INTERESTS

1.             Disposition of a Member’s Membership Interest.

1.1           No Disposition of a Member’s Membership Interest shall be made unless the assignee is an Suitable Person, and all of the Managing Members, in their sole and absolute discretion, unanimously consent in writing to such assignment, which consent may be conditioned upon the determination by the Managing Members (based, if they deem it advisable, upon an opinion of counsel) that such assignment is not in violation of any applicable federal or state securities law, does not violate any gaming laws or rules promulgated by any Gaming Authority having jurisdiction over the Business of the Company, does not adversely affect the Company’s status as a limited liability company and will not cause the dissolution of the Company under the applicable laws of the State of Minnesota.  Notwithstanding any provision in this Agreement to the contrary, a change in the control of Southwest or MTR shall not be deemed to be a disposition of a Members Membership Interest.  A change in the control of MTR-Harness, however, shall be deemed to be such a disposition.

1.2           Except as provided in Section 2 of this Article XIII the assignee of the Membership Interest, shall not become a Member, but instead shall be entitled only to receive such Distributions and allocations as shall have been made to the assignor Member had such assignor Member continued to be a Member.

2.             Substitute Members and Additional Members.  The assignee of a Membership Interest shall become a Substitute Member only if (i) the assignor Member so provides in the instrument of assignment, (ii) the assignee agrees in writing to be bound by the provisions of this Agreement and of the Articles and any amendments hereto and thereto, (iii) all of the Managing Members consent to the substitution in writing (which consent may be withheld in their sole and absolute discretion), (iv) to the extent required by any Gaming Authority, the licensure of such person has occurred; and (v) the satisfaction of completion by the Managing Members of due diligence on said person to determine if it is a Suitable Person.  Similarly, a Person seeking to acquire a Membership Interest from the Company shall become an Additional Member only if (x) such Person agrees in writing to be bound by the provisions of this Agreement and of the Articles and any amendments hereto and thereto, (y) all of the Managing Members consent in writing (which consent may be withheld in their sole and absolute discretion) and (z) the provisions of clauses (iv) and (v) above are met.

3.             Members.  Unless named in this Agreement, or unless admitted to the Company as above provided, no Person shall be considered a Member, and the Company, each Member, and any other persons having business with the Company need deal only with Members so named or so admitted.  They shall not be required to deal with any other person by reason of an assignment by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement.  In the absence of substitution of a Member for an assigning or deceased Member, any payment to a Member or to his executors or administrators shall acquit the Company of all liability to any other persons who may be interested in such payments by reason of an assignment by the Member or by reason of his death.

4.             Gaming Authority Approvals.  Notwithstanding any provisions of this Agreement to the contrary, all assignments of and Dispositions of Membership Interests and all admissions of Additional Members shall be subject to the receipt of any required approvals from the Gaming Authorities having jurisdiction over the Business of the Company.

5.             Determination that Member is Unsuitable Person.  If any Gaming Authority determines that a Person is an Unsuitable Person and that the continued participation of such Person in the Company would jeopardize any gaming license held or being sought by MTR, Southwest, the Company or their Affiliates, the Company shall purchase, and the Unsuitable Person shall sell, all of such Person’s Membership Interest.  The purchase price shall be determined in accordance with the procedures set forth in Article XIV.

ARTICLE XIV
MEMBER BUY-OUT PROVISION; RIGHT OF FIRST REFUSAL

1.             Membership Buy-Out Provision.  In the event of a material breach of this Agreement or the Articles, the Bankruptcy of a Managing Member, or a determination that a Managing Member has become an Unsuitable Person, the Managing Member who is not in breach, Bankrupt or an Unsuitable Person (the “Offering Member”) may elect to purchase all of the Membership Interests of the other Managing Member (the “Receiving Member”).  If the Offering Member elects, in its sole discretion, not to purchase all of the Membership Interests of the Receiving Member, the Company shall purchase all of the Membership Interests of the Receiving Member.  Where this provision applies, such Offering Member shall forward to the Receiving Member a bona fide, written offer (the “Offer”) for the purchase of all of the Receiving Member’s Membership Interests.  The Offer shall state a purchase price (the “Offering Price”) for all of the Company’s assets (the “Assets”), free and clear of all liabilities, as determined in good faith by the Offering Member, taking into .account the price that an arms-length buyer would likely pay for the Assets.  The Offer- shall also state the “Buyout Price,” which shall be the amount that would be distributed to the Receiving Member with respect to its

Membership Interests as a final liquidating distribution if the Assets were sold for an all-cash price equal to the Offering Price on the date the Offering Member’s notice is given, and the proceeds of the sale were distributed in liquidation, without reserves, in the manner set forth in Section 3.2 of Article XV, reduced by damages, if any, incurred by the Company or any Member as a result of the breach, Bankruptcy or Unsuitable Person status of the Receiving Member.  If the Offering Member does not take the action described above, the Company shall take such action acting through the Board of Directors, but excluding in the determination any Directors appointed by the Receiving Member, with the two Directors appointed by the Offering Member determining the Buyout Price and presenting it to the Receiving Member.  The Membership Interest of the Receiving Member shall be promptly transferred to the Purchaser hereunder, whether the Offering Member or the Company, without any further action required by the Receiving Member, upon the transfer of the Buyout Price to the Receiving Member.  The Buyout Price shall be paid in the form of a 5-year note having the terms described in Article XV, Section 2.2 below.  The Receiving Member hereby appoints the Directors appointed by the Offering Member as its power of attorney to transfer the Receiving Member’s Membership Interest to the Offering Member or the Company, as applicable, upon payment of the Buyout Price pursuant to the payment terms described in Article XV, Section 2.2.  In the event of a Bankruptcy or determination of unsuitability, if the Receiving Member disputes the amount of the Buyout Price, the Membership Interest shall be transferred hereunder notwithstanding such dispute, and such dispute over the amount of the Buyout Price shall be resolved pursuant to the binding arbitration provisions of Article XVII, Section 7(u).  In the event of a dispute related to the existence of a material breach of this Agreement, the dispute shall be likewise resolved by the binding arbitration provisions of Article XVII, Section 7(ii), but the Membership Interest shall be transferred only after a determination in arbitration that such material default has occurred. Except in the case of a determination pursuant to the binding arbitration provisions of Article XV, Section 7(ii) that the Receiving Member was not Bankrupt or an Unsuitable Person, the Receiving Member shall have no right of redemption with respect to its Membership Interest transferred pursuant to this Article XIV, Section 1.

2.             Right of First Refusal.  If at any time any Member receives a Bona Fide Offer (the “Offer”) for the purchase of all or a portion its Membership Interest (including an offer received by MTR to purchase all or a portion of its shares of MTR-Harness), which Offer the Member (hereinafter sometimes called the “Selling Member”) is willing to accept, the Member shall notify all of the other Members in writing of the Offer, enclosing a true copy of the Offer.  The Company, and/or all of the separate Members, in that order of priority, shall have the first right to purchase the Membership Interest which is the subject of the Offer at the price, and upon the terms and conditions (except for time and place of closing which shall be as hereinafter provided) contained in the Offer.

Notice of intention of the Company to purchase shall be given to the Selling Member and to all other Members within fifteen (15) days after receipt of notice from the Selling Member of the Offer.  If the Company does not give timely notice of an intent to purchase, then any or all of the other Members shall have the option, which may be exercised by providing written notice to the Selling Member within fifteen (15) days after the expiration of the time within which the Company bad the first right to purchase (i.e., within thirty (30) days after the receipt of the aforesaid notice from the Selling Member) to purchase the interest of the Selling Member as set forth in the terms and conditions of the Offer.  Thereupon, each such Purchasing Member shall be entitled to purchase such portion of the Selling Member’s interest which is the subject of the Offer in such proportion as the Purchasing Member’s interest bears to the total interest in the Company of all of the Members who actually purchase the Selling Member’s interest, which is the subject of the Offer.

The closing of the sale to the Company or to the Purchasing Member(s), as the case may be (hereinafter the “Purchaser”) shall take place within ninety (90) days after the giving of the notice required of the Selling Member as aforesaid, on such date and at such time (during normal business hours) and at such reasonable place as shall be designated by the Purchaser in its notice to the Selling Member.  If neither the Company nor any Member shall become the Purchaser, pursuant to the provisions of this Article XIV, Section 2, then the Selling Member may, subject to Article XIII, sell to the bona fide offeror such portion or all of its Membership as is set forth in the Offer, at a price not below nor upon terms more advantageous to the offeror than the price and the terms contained in the Offer, provided that such sale is closed within ninety (90) days after the date of the Offer.  If it is not closed within such period then the rights of the Company and of the separate Members under this Article XIV, Section 2 shall be fully restored and reinstated as if the Offer had never been made and the Selling Member may not thereafter dispose of all or any part of its interest without again giving the Company, and all of the separate Members, the first option to purchase the Membership Interest of the Selling Member. Notwithstanding such sale, the offeror shall become a voting Member only with the unanimous consent of all of the Managing Members.

ARTICLE XV
DISSOLUTION AND WINDING UP

1.             Events of Dissolution.  The Company shall continue until the occurrence of any one of the following dissolution events, at which time the Company shall dissolve:

1.1           An election to dissolve the Company made in writing unanimously by all of the Managing Members.

1.2           The sale, exchange or other disposition of all or substantially all of the Company’s Property, unless the Company receives a purchase money note in consideration of such sale in which event dissolution shall occur upon final payment thereof.

1.3           A judicial determination of dissolution under the Act.

No other events or actions, including any such events or actions described in the Act or Article XI, Section 1 above, shall cause a dissolution of the Company.

2.             Election to Continue Doing Business.  If an event or action occurs, other than those described in Sections 1.1, 1.2 or 1.3 above, and despite the last sentence of Section 1 or the last sentence of Article XI, Section 1, providing that such event or action will not cause a dissolution of the Company, it is determined that the Company is nevertheless subject to dissolution:

2.1           As set forth in the Act, notwithstanding the occurrence of a dissolution event (other than where dissolution occurs pursuant to Section 1.1, 1.2 or 1.3 above), the Company may continue to carry on its business and affairs following such dissolution event if, within ninety (90) days after such dissolution event there remains at least one Member (the “Remaining Member(s)”), and all of the Managing Members or all Remaining Member(s) consent to so continue the business and affairs of the Company without dissolution.

2.2           In the event the surviving Members shall determine that they wish to continue the Company, and the Member Buy-Out provisions set forth in Article XIV are not applicable to the Selling Members (defined below), including by reason of Article XI, Section 2.2, Article XIII, Section 2.2, Article XIII, Section 5, or Article XIV, such Members, hereinafter called the “Purchasing Members,” shall have the absolute option and right to purchase the Membership Interests of the other Members, hereinafter called the “Selling Members.”  For this purpose the Purchasing Members’ group and the Selling Members’ group shall each promptly appoint an appraiser to determine the value of the Membership Interests.  In respect to those items upon which the appraisers disagree, they shall together appoint a third appraiser, who shall determine items and shall render a written report of his opinion with respect thereto.  All appraisers appointed shall be appraisers who have qualified to give expert valuation testimony.  The values contained in the said written reports shall be used to determine the purchase price of the Membership Interests of the Selling Members.  Within sixty (60) days after all of the said written reports have been rendered, the Purchasing Members shall notify the Selling Members in writing of their decision whether to exercise the option.  The option is granted to all the Purchasing Members in proportion to their respective Membership Interests; but if any such Member does not desire to exercise the option, then his portion may be taken up pro rata by the remaining Purchasing Members, as the case may be.  Settlement shall be completed within thirty (30) days after notice of the exercise of the option.  The terms of payment of the purchase price shall be: no cash down payment, the balance payable in equal monthly installments over a period of five (5) years with interest on the unpaid balance at the Prime Rate.  The obligation of the Purchasing Members to the Selling Members shall be evidenced by a promissory note or notes, secured by a pledge of the purchased interests and the filing of a financing statement with respect thereto.

3.             Procedures Upon Dissolution.

3.1           Upon Dissolution of the Company, the Managing Members or, if there is only one Managing Member, such Person, shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate the assets of the Company, and shall distribute the proceeds thereof in accordance with Article XV, Section 3.2, below.

3.2           Upon dissolution and liquidation of the Company, the net proceeds of liquidation shall be applied and distributed in the following order of priority:

3.2.1        First, to the payment of the debts and liabilities of the Company (other than any loans or advances that may have been made by any of the Members) and the expenses of liquidation;

3.2.2        Second, to the creation of any reserves which the Managing Members may deem reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Business and operations of the Company;

3.2.3        Third, in accordance with the Non-Operating Distribution provisions of Article IX, Section 4.

3.3           A reasonable time shall be allowed for the orderly liquidation of the Company’s assets and the discharge of its liabilities, unless the Managing Members shall have agreed to make any in-kind distributions.

3.4           The Company shall terminate and wind up when all assets owned by the Company shall have been disposed of and the net proceeds, after satisfaction of liabilities to Company creditors, shall have been distributed among the Members.

ARTICLE XVI
AMENDMENT

1.             Agreement may be Modified.  The Agreement may be modified as provided in this Article XVI (as the same may, time to time be amended).

2.             Amendment or Modification of Agreement.  The Agreement may be amended or modified from time to time only by a written instrument adopted by all of the Managing Members.

ARTICLE XVII
MISCELLANEOUS PROVISIONS

1.             Pronouns and Plurals.  Except where the same shall not be appropriate: references herein to the singular shall include the plural and to the plural shall include the singular; references to the masculine gender shall include the feminine and neuter genders (and vice versa).

2.             Waiver.  No consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by the other of his or her obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default by the other in the performance by such other party of the same or any other obligations of such Member hereunder.  Failure on the part of any Member to object to or complain of any act or failure to act of any of the other Members or to declare any of the other Members in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.

3.             Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

4.             Titles and Captions.  All section titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of the context of this Agreement.

5.             Agreement in Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  In addition, this Agreement may contain more than one counterpart of the signatures page and the Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages; all of such signature pages shall be read as though one, and shall have the same force and effect as though all of the signers had signed a single signature page.  Each party shall become bound by this Agreement immediately upon affixing his, her or its signature hereto, independent of the signature of any other party.

6.             Binding Agreement.  Subject to the restrictions on transfers set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective heirs, executors, legal or personal representatives, successors and assigns.  In this context, whenever in this instrument a reference to any party or Member is made, such reference shall be deemed to include a reference to the heirs, executors, legal or personal representatives, successors and assigns of such party or Member.

7.             Governing Law; Disputes.  It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the provisions of the laws of the State of Minnesota.  Venue for any disputes shall be in Minneapolis, Minnesota.  To resolve disputes the parties shall (i) first, engage in non-binding mediation with a single mediator, with such mediation session before the mediator not to exceed two (2) business days and, (ii) second, if such mediation is unsuccessful, submit the dispute to binding arbitration under American Arbitration Association rules using a single arbiter.  The prevailing party in any mediation or arbitration with respect to any disputes relating to the Agreement shall be entitled to recover its reasonable attorneys fees from the other party for all matters, including but not limited to appeals with such fees to be awarded by the mediator or arbiter.

8.             WAIVER OF JURY TRIAL.  EACH MEMBER IRREVOCABLY WAIVES ANY AND ALL RIGHT THE MEMBER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT.  THE MEMBERS ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

9.             Confidentiality.  Each Member agrees that this Agreement, and all information (other than information which is a matter of public record or is provided by other sources readily available to the public) shared or developed on behalf of the Company and its activities shall be kept strictly confidential, except in discussions with or filings with Gaming Authorities, or a Member’s financiers, attorneys, accountants, investment bankers or prospective investors.  No disclosures, press releases, or announcements concerning the Company shall be made by any Member, except the Company may make such public disclosures that its counsel deems necessary or advisable under federal securities laws, as determined by all of the Managing Members.  Each Member hereby acknowledges that the securities of MTR are publicly traded and covenants that while in possession of material non-public information concerning MTR, such Member will neither trade in MTR’s securities nor advise others with respect to such trading.

10.           Further Assurances.  Each Member agrees that it will, at any time and from time-to-time, upon the request of the Managing Members, do, execute, acknowledge or deliver all such further acts, deeds, assignments, conveyances and assurances as may be reasonably required to effectuate the transactions contemplated by this Agreement.

11.           Investment Objectives.  Each Member, by such Member’s signature hereto, warrants that each such Member is acquiring an interest in the Company for such Member’s own account for investment only and without any present intention of selling the same.  Each Member further covenants and agrees that it shall be responsible, at its sole cost and expense, for making any public filings required by virtue of its ownership interest in the Company.  Further, and to that end, the

Members shall look to their own counsel and not the Managing Member for guidance as to the filing of such matters.

12.           Entire Agreement.  This Agreement, unless subsequently amended in the manner provided in Article XVI, contains the final and entire agreement among the parties hereto, and they shall not be bound by any terms, conditions, statements or representations, oral or written, not herein contained.

13.           No Cumulative Voting.  No Members shall have any cumulative voting rights.

14.           Preemptive Rights.  Except as otherwise expressly provided in this Agreement, or as determined by all of the Managing Members, no Members shall have preemptive rights to contribute additional capital as provided in the Act.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first set forth above.

MTR-HARNESS, INC., a Minnesota corporation

/s/ Edson R. Arneault
By:	Edson R. Arneault
Its:	President

SOUTHWEST CASINO & HOTEL CORP., a Minnesota corporation

/s/ James B. Druck
By:	James B. Druck
Its:	President

MTR GAMING GROUP, INC. a Delaware corporation

/s/
By:
Its:

EXHIBIT A

PERCENTAGE INTERESTS AND CAPITAL CONTRIBUTION COMMITMENT

PERCENTAGE INTERESTS AND CAPITAL CONTRIBUTION COMMITMENT

Member	Percentage Interest	Maximum Capital Contribution Commitment
MTR-Harness c/o MTR Gaming Group, Inc. P.O. Box 356 State Route 2 South Chester, WV 26034	50%	$7,490,000(1)

Southwest Casino & Hotel Corp. 2001 Killebrew Drive, Suite 306 Minneapolis, MN 55425	50%	$1,500,000 Plus Pre- Licensing Costs(2)

TOTAL	100%	$8,990,000

(1)     MTR-Harness contributed $10,000 in cash on the Effective Date of this Agreement, will contribute the $2,990,000.00 Catch-Up Contribution on the date of any Licensing Event and has committed to contribute additional funds in excess of the Catch-Up Contribution of up to $4,500,000.00 to increase its cumulative Capital Contributions to the Company to the MTR-Harness Maximum Capital Contribution of $7,500,000 upon the call for such additional capital by the Board of Directors.

(2)     Southwest shall fund all costs prior to the Licensing Event (other than MTR-Harness’ initial $10,000.00 Capital Contribution) and shall receive Capital Account credit with respect to all of its Pre-Licensing Costs.  Southwest has further committed to contribute additional funds of up to $1,500,000.00 subsequent to the occurrence of the Licensing Event upon the call for such additional capital by the Board of Directors.

A - 1

EXHIBIT B

LEGAL DESCRIPTION OF THE REAL PROPERTY

B - 1